UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12
ASCENT SOLAR TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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[ ], 2018
Dear Stockholder:
You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Ascent Solar Technologies, Inc. to be held on [ ], 2018. The meeting will be held at the corporate office of Ascent Solar Technologies, Inc., 12300 Grant Street, Thornton, CO 80233, beginning at 2:00 p.m. Mountain Time. At this year’s Annual Meeting, our stockholders will be asked (i) to elect one Class 1 director, (ii) to ratify the selection of Haynie & Company as our independent registered public accounting firm, (iii) to conduct an advisory vote on the compensation of our executive officers, (iv) to approve an amendment to the Company's certificate of incorporation to authorize a reverse stock split of the Company's issued and outstanding common stock, and (v) to authorize an adjournment of the Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the reverse stock split. Additional information about the Annual Meeting is given in the attached Notice of 2018 Annual Meeting of Stockholders and Proxy Statement.
In accordance with rules adopted by the Securities and Exchange Commission, we are pleased to again furnish these proxy materials to stockholders primarily over the Internet, rather than in paper form. We believe these rules allow us to provide our stockholders with expedited and convenient access to the information they need, while helping to conserve natural resources and lower the costs of printing and delivering proxy materials.
Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Voting your proxy will ensure your representation at the Annual Meeting. If you attend the Annual Meeting in person, you may vote your shares in person even though you have previously given your proxy.

Sincerely,

_______________________________
Victor Lee
President and Chief Executive Officer

ASCENT SOLAR TECHNOLOGIES, INC.
12300 North Grant Street
Thornton, Colorado 80241
(720) 872-5000
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
[ ], 2018
at 2:00 p.m. Mountain Time
TO OUR STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Ascent Solar Technologies, Inc., a Delaware corporation, will be held on [ ], 2018, at 2:00 p.m. Mountain Time at the corporate office of Ascent Solar Technologies, Inc., 12300 Grant Street, Thornton, CO 80233, for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

1.	ELECTION OF DIRECTORS. To elect one Class 1 director to serve until the 2021 annual meeting of stockholders and his or her successor has been elected and qualified;

2.	RATIFICATION OF AUDITORS. To ratify the Audit Committee’s appointment of Haynie and Company as our independent registered public accounting firm for the year ending December 31, 2018.

3.	NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION. To approve a non-binding resolution on the Company's compensation of its executive officers.

4.
AUTHORIZATION FOR REVERSE STOCK SPLIT. To approve an amendment to the Company's certificate of incorporation to authorize a reverse stock split of the Company's issued and outstanding common stock (the "Reverse Stock Split").

5.
ADJOURNMENT PROPOSAL. To authorize an adjournment of the Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the Reverse Stock Split (the “Adjournment Proposal”).

6.	ANY OTHER BUSINESS that may properly come before the Annual Meeting or any adjournments or postponements thereof.
Stockholders who owned shares of our common stock at the close of business on [ ], 2018 are entitled to receive notice of, attend and vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of these stockholders will be available at our corporate offices listed above during regular business hours for the ten days prior to the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. If you received notice of how to access the proxy materials over the Internet, a proxy card was not sent to you, but you may vote by telephone or online. If you received a proxy card and other proxy materials by mail, you may vote by mailing a completed proxy card, by telephone or online. For specific voting instructions, please refer to the information provided in the following Proxy Statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the Internet.
The Board of Directors recommends stockholders vote FOR the Class 1 director nominee and FOR Proposals 2, 3, 4, and 5.

By Order of the Board of Directors

________________________________
Victor Lee
President and Chief Executive Officer
Thornton, Colorado
[ ], 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on [ ], 2018 — The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available at www.ascentsolar.com.

ASCENT SOLAR TECHNOLOGIES, INC.
12300 North Grant Street
Thornton, Colorado 80241
(720) 872-5000
 ___________________
PROXY STATEMENT
 ___________________

Your proxy is being solicited by the Board of Directors (the “Board”) of Ascent Solar Technologies, Inc., a Delaware corporation, for use at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 2:00 p.m. Mountain Time on [ ], 2018, or at any adjournment or postponement thereof, for the purposes set forth in this Proxy Statement. The Annual Meeting will be held at the corporate office of Ascent Solar Technologies, Inc., 12300 Grant Street, Thornton, CO 80233.
These proxy materials are first being provided on or about May [ ], 2018 to all stockholders as of the record date, [ ], 2018. Stockholders who owned our common stock at the close of business on [ ], 2018 are entitled to receive notice of, attend and vote at the Annual Meeting. On the record date, there were [ XXXXXXX ] shares of our common stock outstanding.
This Proxy Statement is being furnished to you with a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “Annual Report”), which was filed with the Securities and Exchange Commission (the “SEC”) on March 29, 2018. We will provide, without charge, additional copies of our Annual Report upon request. Any exhibits listed in the Annual Report also will be furnished upon request at the actual expense we incur in furnishing such exhibit to you. Any such requests should be directed to our Corporate Secretary at our executive offices set forth above.
References to the “Company,” “Ascent Solar,” “our,” “us” or “we” mean Ascent Solar Technologies, Inc.

VOTING AND RELATED MATTERS

Voting Procedures

As a stockholder of Ascent Solar, you have a right to vote on certain business matters affecting us. The proposals that will be presented at the Annual Meeting, and upon which you are being asked to vote, are discussed below. Each share of our common stock you owned as of the record date entitles you to one vote on each proposal presented at the Annual Meeting.

Methods of Voting

You may vote over the Internet, by telephone, by mail or in person at the Annual Meeting.

Voting over the Internet

You can vote via the Internet. The website address for Internet voting and the instructions for voting are provided on your Notice or proxy card. You will need to use the control number appearing on your Notice or proxy card to vote via the Internet. If you vote via the Internet you do not need to vote by telephone or return a proxy card.

Voting by Telephone

You can vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote by telephone. If you vote by telephone you do not need to vote over the Internet or return a proxy card.

Voting by Mail

If you received a printed proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided. You may also download the form of proxy card off the Internet and mail it to us. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

Voting in Person at the Meeting

If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record, and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting. To do this, you must:
•enter a new vote over the Internet or by telephone, or by signing and returning a replacement proxy card;

•	provide written notice by [ ], 2018 of the revocation to our Corporate Secretary at our principal executive offices, which are located at 12300 North Grant Street, Thornton, Colorado 80241; or
•attend the Annual Meeting and vote in person.

Quorum and Voting Requirements

Stockholders of record at the close of business on [ ], 2018 are entitled to receive notice and vote at the meeting. On the record date, there were [ XXXXXXX ] issued and outstanding shares of our common stock. Each holder of our common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present:

•	the affirmative vote of a majority of the shares having voting power present in person or by proxy will be required to elect the director nominee;

•
the affirmative vote of a majority of the shares having voting power present in person or by proxy will be required to ratify the appointment of Haynie & Company as our independent registered public accounting firm for the year ending December 31, 2018;

•	the affirmative vote of the holders of a majority of the outstanding shares of common stock will be required to approve the authorization of the Board of Directors to implement a Reverse Stock Split;

•	the affirmative vote of a majority of the shares having voting power present in person or by proxy will be required to approve the Adjournment Proposal; and

•
unless otherwise required by our Second Amended and Restated Bylaws (the “Bylaws”) or by applicable law, the affirmative vote of a majority of the shares present having voting power in person or by proxy will be required to approve any other matter properly presented for a vote at the meeting; provided that if any stockholders are entitled to vote thereon as a class, such approval will require the affirmative vote of a majority of the shares entitled to vote as a class who are present in person or by proxy.

The vote on Proposal 3 (advisory vote on executive compensation) is a non-binding advisory vote. The Board of Directors will consider our executive officer compensation to have been approved by stockholders if Proposal 3 receives more votes “For” than “Against.”

Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting. Such inspectors will also determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters.

The Company believes that the election of directors and the advisory vote to approve executive compensation are considered non-routine matters. Consequently, without your voting instructions, your brokerage firm cannot vote your shares on these proposals. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters.

The Company believes that the proposal to ratify the appointment of Haynie & Compnay as our independent registered public accounting firm for the current fiscal year, the proposal to authorize the Reverse Stock Split, and the proposal to adjourn the Annual Meeting will each be considered a routine matter. To the extent your brokerage firm votes your shares on your behalf on these proposals, your shares also will be counted as present for the purpose of determining a quorum.

Abstentions shall have the same effect as a vote against Proposals 1 (election of directors), 2 (approval of auditors), 3 (advisory vote on executive compensation), 4 (authorization of Reverse Stock Split), and 5 (adjournment of the Annual Meeting).

Broker non-votes shall have the same effect as a vote against Proposal 4 (authorization of Reverse Stock Split). Broker non-votes shall have no effect on the outcome of Proposals 1 (election of directors), 2 (approval of auditors), 3 (advisory vote on executive compensation), and 5 (adjournment of the Annual Meeting).

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting as directed. If no specification is indicated, the shares will be voted:

(1)	“for” the election of the director nominees set forth in this Proxy Statement;

(2)	“for” the ratification of the appointment of Haynie & Company as our independent registered public accounting firm for the year ending December 31, 2018;

(3)	"for" the approval, on an advisory basis, of the compensation of our executive officers;

(4)	"for" the authorization of the Board of Directors to implement a Reverse Stock Split;

(5)	"for" the adjournment of the Annual Meeting; and

(6)	at the discretion of your proxies on any other matter that may be properly brought before the Annual Meeting.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters, which include the ratification of our independent registered public accounting firm.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Voting Results

Voting results will be announced at the Annual Meeting and published in a Form 8-K to be filed within four (4) business days after the Annual Meeting.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies.

If: (1) you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials; or (2) you share an address with another stockholder and in the future together you would like to receive only a single paper copy of these materials, please notify our Corporate Secretary by mail at 12300 North Grant Street, Thornton, Colorado 80241.

Proxy Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by our directors, officers or employees, personally, or by mail, facsimile, telephone, messenger or via the Internet, without additional compensation.

EXECUTIVE OFFICERS AND DIRECTORS
Our executive officers, continuing directors and director nominees, their ages and positions with us as of April 16, 2018, are as follows:

Name	Age	Position
Victor Lee	50	President and Chief Executive Officer, Director
Amit Kumar, Ph.D.	53	Chairman of the Board, Director
Kim J. Huntley	63	Director
G. Thomas Marsh	74	Director
Victor Lee (Lee Kong Hian) has been the President and Chief Executive Officer of Ascent Solar Technologies Inc. since February 1, 2012 and as a member of our Board since November 2011. Mr. Lee is the managing director of Tertius Financial Group Pte Ltd, a boutique corporate advisory and private investment firm he founded in February 2009. He brings more than 17 years of experience in corporate banking, real estate finance and investment management, and corporate advisory services at leading worldwide financial institutions. Mr. Lee began his career at Citibank N.A., in 1993, handling small- and medium-sized corporate finance and progressed to a vice president position in the International Personal Banking Division. In 1999 he moved to Deutsche Bank AG as Vice President and in 2004 was promoted to managing director Singapore Market Head in the Private Wealth Management Division, where he was responsible for management of approximately $1 Billion in assets. From 2007 until 2009, he was with Morgan Stanley Private Wealth Management, most recently as executive director and head of Singapore/Malaysia markets. Mr. Lee holds a Bachelor's degree in Accounting from the University of Wisconsin and a Master's in Wealth Management from the Singapore Management University.

Amit Kumar, Ph.D. has served on our Board of Directors since June 2007 and as Chairman since January 2011. Dr. Kumar is currently President and CEO of Geo Fossil Fuels, LLC, a privately held energy company. From September 2001 until June 30, 2010, Dr. Kumar was President and CEO of CombiMatrix Corporation (NASDAQ: CBMX). Previously, Dr. Kumar was Vice President of Life Sciences of Acacia Research Corp (NASDAQ: ACTG). From January 1999 to February 2000, Dr. Kumar was the founding President and Chief Executive Officer of Signature BioSciences, Inc., a life science company developing technology for advanced research in genomics, proteomics and drug discovery. From January 1998 to December 1999, Dr. Kumar was an Entrepreneur in Residence with Oak Investment Partners, a venture capital firm. From October 1996 to January 1998, Dr. Kumar was a Senior Manager at IDEXX Laboratories, Inc., a biotechnology company. From October 1993 to September 1996, Dr. Kumar was Head of Research & Development for Idetek Corporation, which was later acquired by IDEXX Laboratories, Inc. Dr. Kumar received his B.S. degree in chemistry from Occidental College. After joint studies at Stanford University and the California Institute of Technology, he received his Ph.D. in Chemistry from Caltech in 1991. He also completed a post-doctoral fellowship at Harvard University in 1993. Dr. Kumar has authored and co-authored over 40 peer-reviewed publications and holds a dozen patents. Dr. Kumar brings significant leadership experience as well as experience in photovoltaic research including work on energy conversion using cells made from silicon (single crystal, polycrystalline, and amorphous), gallium arsenide, indium phosphide, metal oxides and other materials. Dr. Kumar is a member of the Board of Directors of CopyTele, Inc. (OTC:COPY) and Aeolus Pharmaceuticals (OTC: AOLS).

Kim J. Huntley has served on our Board of Directors since June 2010. Mr. Huntley served in the Defense Logistics Agency (DLA) of the U.S. Department of Defense (DOD) for more than 32 years in positions of increasing responsibility. Most recently, from July 2008 until his retirement in January 2010, Mr. Huntley served as Director of the Defense Energy Support Center (DESC) in Fort Belvoir, Virginia. The DESC operates as part of the DLA and is responsible for providing energy solutions to the DOD and federal civilian agencies. As Director of the DESC, Mr. Huntley was the principal executive officer in charge of approximately 1,100 employees worldwide and over $25 billion in annual appropriations involving energy infrastructure and products. From March 2006 and immediately prior to becoming Director of the DESC, Mr. Huntley served in leadership roles involving supply chain management, including Deputy Commander for the Defense Supply Center in Richmond, Virginia and Columbus, Ohio, and as Executive Director of Customer Support and Readiness. From December 2003 to March 2006, Mr. Huntley served as Chief of the Customer Support Office in Fort Belvoir, Virginia. Mr. Huntley chaired the Inter Agency Working Group for Alternative Fuels and Renewable Energy from January 2009 to January 2010. The Group included senior energy representatives from DOD, DOE, EPA, and other major Federal Agencies. Mr. Huntley holds a B.A. degree in Economics from Golden Gate University and attended post-graduate courses in economics at California State University, Hayward. Mr. Huntley brings extensive supply chain, budget and defense industry experience to our Board.
G. Thomas Marsh has served on our Board of Directors since June 2010. In June 2006, Mr. Marsh retired as Executive Vice President of Lockheed Martin Space Systems Company, a subsidiary of Lockheed Martin Corporation. Lockheed Martin Space Systems designs, develops, tests, manufactures and operates advanced-technology systems, including human space flight systems, satellites and instruments, space observatories and interplanetary spacecraft, laser radar, fleet ballistic missiles, and missile defense systems. From 1969 until its merger in 1995 to form Lockheed Martin Corporation, Mr. Marsh worked at Martin Marietta Corporation, most recently in the position of President, Manned Space Systems. After 1995, he held positions of increasing responsibility within Lockheed Martin Corporation, including serving as President and General Manager of the Missiles and Space Operations business unit from 2002 until his appointment as Executive Vice President of Lockheed Martin Space Systems in 2003. Mr. Marsh was responsible for business operations and the activities of approximately 18,000 Space Systems employees. Mr. Marsh holds a B.S. degree in Electrical Engineering from the University of New Mexico, an M.B.A. from the University of Colorado, and attended the Massachusetts Institute of Technology’s Sloan School of Management. Mr. Marsh brings a background in executive management and deep experience with the space and defense industries to our Board.

CORPORATE GOVERNANCE
Overview
Our Bylaws provide that the size of our Board of Directors is to be determined from time to time by resolution of the Board of Directors, but shall consist of at least two and no more than nine members. Our Board of Directors currently consists of four members. The Board has determined that the following directors are “independent” as required by the listing standards of the OTC Market and by our corporate governance guidelines: Dr. Kumar, Mr. Huntley and Mr. Marsh.
Our Certificate of Incorporation provides that the Board of Directors will be divided into three classes. Our Class 1 director is Dr. Amit Kumar. Our Class 2 directors are Kim J. Huntley and G. Thomas Marsh. Our Class 3 director is Victor Lee. The term of Dr. Kumar will expire at the Company's 2018 annual stockholder meeting. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated Dr. Kumar as the Class 1 director nominee.
Board Leadership Structure and Role in Risk Oversight
We currently separate the roles of Chairman of the Board and Chief Executive Officer. We believe that Dr. Kumar possesses the strategic, technical and industry knowledge and expertise to serve as our Chairman. As President and Chief Executive Officer, Mr. Lee is responsible for day-to-day oversight of our operations and personnel. Notwithstanding the foregoing, our Board does not have a formal policy regarding separation of the Chairman and Chief Executive Officer roles, and the Board may in the future decide to implement such a policy if it deems it in the best interests of us and our stockholders. The Board does not have a lead independent director.
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and the risks we face. In addition, the Audit Committee regularly monitors our enterprise risk, including financial risks, through reports from management. Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of our management and affairs through the Board’s standing committees and, when necessary, executive sessions of the independent directors.
Committees of the Board of Directors
Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each committee operates pursuant to a charter. The charters of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee can be found on our website www.ascentsolar.com.
Audit Committee. Our Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with independent auditors, and audits of financial statements. Specific responsibilities include the following:

•	selecting, hiring and terminating our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

•	reviewing and monitoring the enterprise risk management process;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing, with management and our independent auditors, any earnings announcements and other public announcements regarding our results of operations; and

•	preparing the report that the SEC requires in our annual proxy statement.
Our Audit Committee is comprised of Mr. Huntley, Dr. Kumar and Mr. Marsh. Mr. Huntley serves as Chairman of the Audit Committee. The Board has determined that all members of the Audit Committee are independent under the rules of the OTC Market, and that Mr. Huntley qualifies as an “audit committee financial expert,” as defined by the rules of the SEC.

Compensation Committee. Our Compensation Committee assists our Board in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities include the following:

•	approving the compensation and benefits of our executive officers;

•	reviewing the performance objectives and actual performance of our officers; and

•	administering our stock option and other equity compensation plans.
The Compensation Committee reviews all components of compensation including base salary, bonus, equity compensation, benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship and how all elements, in the aggregate, comprise the executives’ total compensation package. The CEO makes recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for other officers. Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. The Compensation Committee may determine director compensation by reviewing peer group data. Although the Compensation Committee has the authority to retain outside third parties, it does not currently utilize any outside consultants. The Compensation Committee may delegate certain of its responsibilities, as it deems appropriate, to other committees or officers.
Our Compensation Committee is comprised of Mr. Marsh, Mr. Huntley and Dr. Kumar. Mr. Marsh serves as Chairman of the Compensation Committee. Our Board has determined that all members of the Compensation Committee are independent under the rules of the OTC Market.
Nominating and Governance Committee.  Our Nominating and Governance Committee assists our Board by identifying and recommending individuals qualified to become members of our Board, reviewing correspondence from our stockholders, and establishing, evaluating and overseeing our corporate governance guidelines. Specific responsibilities include the following:

•	evaluating the composition, size and governance of our Board and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our Board; and

•	evaluating and recommending candidates for election to our Board.

Our Nominating and Governance Committee is comprised of Dr. Kumar, Mr. Huntley, and Mr. Marsh. Dr. Kumar serves as Chairman of our Nominating and Governance Committee. Our Board has determined that all members of the Nominating and Governance Committee are independent under the rules of OTC Market.
When considering potential director candidates for nomination or election, the following characteristics are considered in accordance with our Nominating and Governance Committee Charter:

•	high standard of personal and professional ethics, integrity and values;

•	training, experience and ability at making and overseeing policy in business, government and/or education sectors;

•	willingness and ability to keep an open mind when considering matters affecting interests of us and our constituents;

•	willingness and ability to devote the time and effort required to effectively fulfill the duties and responsibilities related to the Board and its committees;

•	willingness and ability to serve on the Board for multiple terms, if nominated and elected, to enable development of a deeper understanding of our business affairs;

•	willingness not to engage in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to us and our constituents; and

•	willingness to act in the best interests of us and our constituents, and objectively assess Board, committee and management performances.
In addition, in order to maintain an effective mix of skills and backgrounds among the members of our Board, the following characteristics also may be considered when filling vacancies or identifying candidates:

•	diversity (e.g., age, geography, professional, other);

•	professional experience;

•	industry knowledge (e.g., relevant industry or trade association participation);

•	skills and expertise (e.g., accounting or financial);

•	leadership qualities;

•	public company board and committee experience;

•	non-business-related activities and experience (e.g., academic, civic, public interest);

•	continuity (including succession planning);

•	size of the Board;

•	number and type of committees, and committee sizes; and

•	legal and other applicable requirements and recommendations, and other corporate governance-related guidance regarding Board and committee composition.
The Nominating and Governance Committee will consider candidates recommended by stockholders who follow the nomination procedures in our bylaws. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, as noted above, the Board and the Nominating and Governance Committee believe that it is essential that Board members represent diverse viewpoints.

Number of Meetings
The Board held a total of 12 meetings in 2017. Our Audit Committee held 7 meetings, our Compensation Committee held 4 meetings, and our Nominating and Governance Committee held 4 meetings in 2017. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the Board committees on which he served.
Board Member Attendance at Annual Stockholder Meetings
Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are encouraged to attend these annual meetings absent extenuating circumstances. Our 2016 annual meeting was attended by one director serving at the time.
Stockholder Nominations
In accordance with our Bylaws, a stockholder wishing to nominate a director for election at an annual or special meeting of stockholders must timely submit a written proposal of nomination to us at our executive offices. To be timely, a written proposal of nomination for an annual meeting of stockholders must be received at least 90 calendar days but no more than 120 calendar days before the first anniversary of the date on which we held our annual meeting of stockholders in the immediately preceding year; provided, however, that in the event that the date of the annual meeting is advanced or delayed more than 30 calendar days from the anniversary of the annual meeting of stockholders in the immediately preceding year, the written proposal must be received: (i) at least 90 calendar days but no more than 120 calendar days prior to the date of the annual meeting; or (ii) no more than 10 days after the date we first publicly announce the date of the annual meeting. A written proposal of nomination for a special meeting of stockholders must be received no earlier than 120 calendar days prior to the date of the special meeting nor any later than the later of: (i) 90 calendar days prior to the date of the special meeting; and (ii) 10 days after the date we first publicly announce the date of the special meeting.
Each written proposal for a nominee must contain: (i) the name, age, business address and telephone number, and residence address and telephone number of the nominee; (ii) the current principal occupation or employment of each nominee, and the principal occupation or employment of each nominee for the prior ten (10) years; (iii) a complete list of companies, whether publicly traded or privately held, on which the nominee serves (or, during any of the prior ten (10) years, has served) as a member of the board of directors; (iv) the number of shares of our common stock that are owned of record and beneficially by each nominee; (v) a statement whether the nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or reelection at the next meeting at which the nominee would face election or reelection, an irrevocable resignation effective upon acceptance of such resignation by the Board; (vi) a completed and signed questionnaire, representation and agreement relating to voting agreements or commitments to which the nominee is a party; (vii) other information concerning the nominee that would be required in a proxy statement soliciting the nominee’s election; and (viii) information about, and representations from, the stockholder making the nomination.
A stockholder interested in submitting a nominee for election to the Board of Directors should refer to our Bylaws for additional requirements. Upon receipt of a written proposal of nomination meeting these requirements, the Nominating and Governance Committee of the Board will evaluate the nominee in accordance with its charter and the characteristics listed above.

Director Compensation
In 2017, our independent directors each earned an annual cash retainer of $20,000. In addition our chairman of the Board earned additional cash compensation of $100,000. None of the cash fees earned in 2017 have been paid and no restricted stock was awarded during the year ended December 31, 2017.
The following Director Compensation Table summarizes the compensation of each of our non-employee directors for services rendered to us during the year ended December 31, 2017:
2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Comp ($)	Total ($)
Amit Kumar	120,000	—	—	120,000
Kim J. Huntley	20,000	—	—	20,000
G. Thomas Marsh	20,000	—	—	20,000

Victor Lee	—	—	—	—

In addition to the fees listed above, we reimburse the directors for travel expenses submitted to us related to their attendance at meetings of the Board or its committees. The directors did not receive any other compensation or personal benefits.
Code of Ethics
We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and other senior finance and accounting staff. The code is designed to, among other things, deter wrongdoing and to promote the honest and ethical conduct of our officers and employees. The text of our code of ethics can be found on our Internet website at www.ascentsolar.com. If we effect an amendment to, or waiver from, a provision of our code of ethics, we intend to satisfy our disclosure requirements by posting a description of such amendment or waiver on that Internet website or via a current report on Form 8-K.
Communication with the Board of Directors
Stockholders may communicate with the Board by sending correspondence to our Chairman, c/o the Corporate Secretary, at our corporate address on the cover of this Schedule 14A. It is our practice to forward all such correspondence to our Chairman, who is responsible for determining whether to relay the correspondence to the other members of the Board.

EXECUTIVE COMPENSATION
Compensation of Executive Officers in 2017
The following Summary Compensation Table sets forth certain information regarding the compensation of our principal executive officer for services rendered in all capacities to us during the years ended December 31, 2017 and 2016.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Comp($)(4)	Total ($)
Victor Lee - Chief Executive Officer	2017	303,069	—	—	—	—	303,069
	2016	325,385	—	36,000	12,000	—	373,385

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards of stock awards granted during the year ended December 31, 2016.

(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for options granted during the year ended December 31, 2016.
Executive Employment Agreements
On April 4, 2014, we entered into an employment agreement with Mr. Lee. The employment agreement provides that Mr. Lee will receive an annual base salary of $300,000, subject to annual adjustments as determined by our board. Mr. Lee will also be eligible for an annual bonus of up to 100% of his base salary as determined at the sole discretion of our board or compensation committee. Under this agreement, if the Company terminates Mr. Lee without cause, Mr. Lee is entitled to receive twelve months of base salary from the date of termination. In addition, if Mr. Lee is terminated without Cause, an additional portion of his stock options will become vested. In addition, the employment agreement provides that Mr. Lee is eligible to participate in the Company’s standard benefit plans and programs.
As provided in the employment agreement, Mr. Lee was granted stock options to purchase 1,000 shares of the Company’s common stock. These options vest in four equal annual installments on the first, second, third and fourth anniversaries of the employment agreement date, with an exercise price of $110.00 per share. These options expire on April 4, 2024.
The following table sets forth information concerning the outstanding equity awards granted to the named executive officers as of April 25, 2018.
Outstanding Equity Awards at Fiscal Year-End 2017

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options(#)		Option Exercise Price($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable
Victor Lee (1)	1,000	—	$130.00	3/1/2023	—	—
	1,000	—	$110.00	4/4/2024	—	—
	10,000	—	$20.20	2/11/2025	—	—
	5,000	5,000	$12.20	6/18/2025	—	—
	10,000	—	$1.20	3/10/2026	—	—

Vesting dates of securities underlying unexercised options and stock awards not yet vested as of April 25, 2018:

(1) $130.00 options - 500 vested on 3/1/14 and 500 vested on 3/1/15. $110.00 Options - 250 vested on 4/4/15, 250 vested on 4/4/16, 250 vested on 4/4/17, and 250 vested on 4/4/18. $20.20 Options - 5,000 vested on 2/11/16 and 5,000 vested on 2/11/17. $12.20 Options - 5,000 vested on 6/18/17 and 5,000 vesting on 6/18/18. $1.20 options - 5,000 vested on 3/10/17 and 5,000 vested on 3/10/18.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2017 relating to all of our equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	67,014	$41.98	685,323

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows information regarding the beneficial ownership of our common stock by our directors, executive officers, and greater than 5% beneficial owners as of April 25, 2018.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power and all shares issuable upon the conversion of convertible securities, the exercise of options,or the vesting of restricted stock within 60 days of April 25, 2018. For purposes of calculating the percentage of our common stock beneficially owned, the number of shares of our common stock includes 14,186,509,555 shares of our common stock outstanding as of April 25, 2018.
Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned. The address for each director or named executive officer is c/o Ascent Solar Technologies, Inc., 12300 North Grant Street, Thornton, Colorado 80241.

Name of Beneficial Owner	No. of Shares Beneficially Owned	Percentage
5% Stockholders:
Hong Kong Boone Group Limited (1)	2,252,500,000	15.88%
St. George Investments, LLC (2)	1,417,232,305	9.99%
BayBridge Capital, LLC (3)	1,417,232,305	9.99%
Seng Wei Seow (4)	1,417,232,305	9.99%
Global Ichiban (5)	1,417,232,305	9.99%
Named Executive Officers and Directors:
Victor Lee (6)	62,000	*
Amit Kumar, Ph D.	46,751	*
Kim J. Huntley	29,487	*
G. Thomas Marsh	30,583	*
All directors and executive officers as a group (4 persons)	168,821	*
* Less than 1.0%

(1)
The address of Hong Kong Boone Group Limited (“Boone”) is Room 1117, Hollywood Plaza, 610 Nathan Road, Mongkok, Kowloon, Hong Kong. Consists of shares of common stock owned as of April 25, 2018 and additional shares of common stock issuable, within sixty days of such date, upon conversion of Series K Preferred Stock.

(2)
The address of St. George Investment Group, LLC ("St. George") is 303 E Wacker Drive, Suite 1040, Chicago, IL 60601. Consists of shares of common stock owned as of April 25, 2018 and additional shares of common stock issuable, within sixty days of such date, upon the conversion certain convertible notes. The convertible notes contain conversion limitations providing that St. George may not be issued shares of common stock (whether by means of conversion of the convertible notes or otherwise) if, after giving effect to such issuance, St. George would beneficially own in excess of 9.99% of the Company's outstanding shares of common stock. Does not include any other shares of common stock that could be issued to St. George if such 9.99% limitation does not apply.

(3)
The address of BayBridge Capital ("BayBridge"), LLC is 401 E Las Olas Blvd., Fort Lauderdale, FL. Consists of shares of common stock owned as of April 25, 2018 and additional shares of common stock issuable as of such date upon conversion (exercisable at the option of the Company) of certain convertible notes. The convertible notes contain conversion limitations providing that BayBridge Capital may not be issued shares of common stock (whether by means of conversion of the convertible notes or otherwise) if, after giving effect to such issuance, Baybridge Capital would beneficially own in excess of 9.99% of the Company's outstanding shares of common stock. Does not include any other shares of common stock that may be issued to BayBridge if such limitation does not apply.

(4)
The address for Seng Wei Seow (“Seow”) is 17 Jalan Haji Salam, Singapore 468784. Consists of shares of common stock owned as of April 25, 2018 and additional shares of common stock issuable as of such date upon conversion of shares of Series A preferred stock and certain convertible notes.

(5)
The address of Global Ichiban Ltd. (“Global Ichiban”) is 20 Cross Street #02-18, China Square Central, Singapore 048422. Consists of shares of common stock owned as of April 25, 2018 and additional shares of common stock issuable as of such date upon conversion (exercisable at the option of the Company) of Secured Promissory Notes owned by Global Ichiban. The Secured Promissory Notes contain conversion, exercise and issuance limitations providing that Global Ichiban may not be issued shares of common stock (whether by means of conversion or otherwise) if after giving effect to such issuance Global Ichiban would beneficially own in excess of 9.9% of the Company's outstanding shares of common stock. Does not include any other shares of common stock that may be issued to Global Ichiban if such 9.9% limitation does not apply.

(6)
Does not include 333,333,333 shares of common stock held by Tertius Financial Group Pte. Ltd. (“Tertius”). Mr. Lee is managing director and a 50% owner of Tertius. Mr. Lee disclaims beneficial ownership of our securities held by by Tertius except to the extent of his pecuniary interest.

RELATED PARTY TRANSACTIONS

Relationship with Tertius Financial Group Pte. Ltd.

Tertius Financial Group Pte. Ltd. (“Tertius”) is an investment firm located in Singapore. Victor Lee, the Company’s President and CEO, is a managing director and 50% owner of Tertius. As of April 25, 2018 Tertius owned approximately 2% of the Company's outstanding common stock.
On August 29, 2016 the Company issued a $330,000 original issue discount note to Tertius Financial Group (“TFG”), in exchange for $300,000 of gross proceeds. On December 6, 2016, the Company issued a new $600,000 original issue discount note to Tertius in exchange for (i) $200,000 of additional gross proceeds and (ii) cancellation of the existing outstanding $330,000 note. This note bears interest at a rate of 6% per annum and will mature December 31, 2017. This note is not convertible into equity shares of the Company and is unsecured. See Notes 10 and 27 to our Consolidated Financial Statements for more information.
On January 19, 2017, the Company issued 333,333,333 shares of unregistered common stock in a private placement to Tertius pursuant to a Securities Purchase Agreement (the "SPA").

Pursuant to the SPA, the Company issued the 333,333,333 shares to TFG in exchange for cancellation of its $600,000 promissory note (including accrued interest of approximately $4,340) that was issued by the Company on December 6, 2016. The SPA does not provide any registration rights for the shares issued to TFG.

Relationship with Hong Kong Boone Group Limited
On February 8, 2017, the Company, entered into a securities purchase agreement (“Series K SPA”) with a Hong Kong Boone Group Limited ("Boone"), for the private placement of up to $20,000,000 of the Company’s newly designated Series K Convertible Preferred Stock (“Series K Preferred Stock”).
Under the agreement, the Company is scheduled to sell 1,000 shares of Series K Preferred Stock to Boone in exchange for $1,000,000 of gross proceeds on or before each of (i) February 24, 2017, (ii) March 27, 2017, (iii) April 27, 2017, (iv) May 27, 2017 and (v) June 27, 2017. The Company will sell 15,000 shares of Series K Preferred Stock to Boone in exchange for $15,000,000 of gross proceeds on or before July 27, 2017. The closing of this tranche is conditioned upon the Company and Investor agreeing to mutually satisfactory restrictions providing that Company’s use of such $15,000,000 proceeds shall be limited to $1,000,000 per month. As of April 26, 2017, $600,000 in cash proceeds have been received from Boone. As of April 19, 2018, the Company had sold 9,010 shares of Series K Preferred Stock in exchange for $9,010,000 in cash proceeds from the private investor. The Company does not expect to receive any further funding from this investor.

The Series K Preferred Stock ranks senior to the Company’s common stock in respect to dividends and rights upon liquidation. The Series K Preferred Stock will not have voting rights and the holders of the Series K Preferred Stock will not be entitled to any fixed rate of dividends.

The shares of the Series K Preferred Stock will be convertible at the option of the holder into common stock at a fixed conversion price equal to $0.004. At no time may the Series K Preferred Stock be converted if the number of shares of common stock to be received by Investor pursuant to such conversion, when aggregated with all other shares of common stock then beneficially (or deemed beneficially) owned by Investor, would result in Investor beneficially owning more than 19.99% of all common stock then outstanding.

The Company is required to redeem for cash any outstanding shares of the Series K Preferred Stock at a price per share equal to $1,000 plus any accrued but unpaid dividends (if any) thereon on the fifth anniversary of the date of the original issue of such shares. See Note 22 of our Consolidated Financial Statements for further information about the Series K Preferred Stock.

Relationship with Seng Wei Seow
As of April 25, 2018, the Company has entered into several financing agreements with Seng Wei Seow ("SWS"). SWS owns 60,756 shares of Series A Preferred Stock and is the owner of a promissory note with an outstanding balance of $494,437 and convertible notes with an outstanding principal amount of $330,000. For further discussion on these instruments, please refer to Notes 11, 13, and 16 of our Consolidated Financial Statements.

Relationship with BayBridge Capital, LLC
On December 6, 2017, the Company entered into a securities exchange agreement (the “Exchange Agreement”) with BayBridge Capital Fund LP (“BayBridge”).

Pursuant to the terms of the Exchange Agreement, the Investor agreed to surrender and exchange 675 shares of outstanding Series J Preferred Stock ($755,417 of capital and accrued dividends). In exchange, the Company issued to the investor an unsecured promissory note with an aggregate principal amount of $840,000 (the “Exchange Note”), with an original issue discount of $84,583. Please refer to Note 21 of our Consolidated Financial Statements for further discussion on the Series J Preferred Stock.

The Exchange Note is unsecured, has no applicable registration rights, bears interest at a rate of 12% per annum, matures on December 6, 2018, and contains standard and customary events of default including but not limited to: (i) failure to make payments when due under the Exchange Note, and (ii) bankruptcy or insolvency of the Company. Principal and interest are payable upon maturity.

Payments of principal and accrued interest on the Exchange Note are payable in cash or, at the option of the Company, in shares of Common Stock at a variable conversion price equal to the lowest of (i) 85% of the average VWAP for the shares over the prior 5 trading days, (ii) the closing bid price for the shares on the prior trading day, or (iii) $0.003 per share. Payments in shares of Common Stock may not be issued pursuant to the Exchange Note if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 9.99% of the outstanding shares of Common Stock. See Note 15 of our Consolidated Financial Statements for further information on the Exchange Note.

Relationship with Global Ichiban
On November 30, 2017, the Company, entered into a note purchase and exchange agreement (the “Note SPA”) with Global Ichiban Ltd, for the private placement of up to $2,000,000 of the Company’s Secured Convertible Promissory Notes (“Notes”) in exchange for $2,000,000 of gross proceeds in several tranches through June 2018.

Pursuant to the terms of the Note SPA, the Company and the Global Ichiban also agreed to exchange certain outstanding securities held by the investor for additional Notes. As of November 30, 2017, the investor surrendered for cancellation (i) its outstanding promissory note dated September 13, 2017 ( $3,359,539 principal and accrued interest), (ii) its outstanding promissory note dated October 31, 2017 ($252,466 principal and accrued interest), and (iii) its 400 shares of outstanding Series J Preferred Stock ($445,222 of capital and accrued dividends). In exchange, the Company issued to Global Ichiban $4,057,227 aggregate principal amount of additional Notes. Please refer to Note 11 of our Consolidated Financial Statments for further discussion on the canceled promissory notes and Note 21 of our Consolidated Financial Statements on the canceled Series J Preferred Stock shares.

Of the Notes issued on November 30, 2017, $3,359,539 aggregate principal amount will mature on December 15, 2020. Principal and interest will be payable in 36 equal monthly installments beginning January 15, 2018.

Of the Notes issued on November 30, 2017, $697,688 aggregate principal amount will mature on November 30, 2018. Principal and interest will be payable upon maturity.

The $2,000,000 aggregate principal amount of Notes were issued in multiple tranches, between November 30, 2017 and March 21, 2018, and will mature on the first anniversary of the respective issuance date, between November 30, 2108 and April 21, 2019. Principal and interest are payable upon maturity.

The Notes will be secured by a security interest on substantially all of the Company’s assets, bear interest at a rate of 12% per annum and contain standard and customary events of default including but not limited to: (i) failure to make payments when due under the Notes, and (ii) bankruptcy or insolvency of the Company. There are no registration rights applicable to the Notes.

All principal and accrued interest on the Notes are convertible at any time, in whole or in part, at the option of the Investor into shares of Common Stock at a variable conversion price equal to the lowest of (i) 85% of the average VWAP for the shares over the prior 5 trading days, (ii) the closing bid price for the shares on the prior trading day, or (iii) $0.002 per share.

The Notes may not be converted and shares of Common Stock may not be issued pursuant to the Notes if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 9.99% of the outstanding shares of Common Stock. See Note 10 of our Consolidated Financial Statements for further information on the Secured Promissory Notes.

Policies and Procedures with Respect to Transactions with Related Persons
The Board recognizes that related person transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, our Audit Committee charter requires that all such transactions will be reviewed and subject to approval by members of our Audit Committee, which will have access, at our expense, to our or independent legal counsel. Future transactions with our officers, directors or greater than five percent stockholders will be on terms no less favorable to us than could be obtained from independent third parties.

Director Independence

Our Board of Directors has determined that three out of our five directors are independent directors, as defined under the applicable rules of the OTC Market listing standards. The independent directors are Messrs. Kumar, Huntley and Marsh.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10 percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2017, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements in a timely manner during such fiscal year.

PRINCIPAL ACCOUNTANTS
Principal Accounting Fees and Services

Fees for audit and related services by our accounting firm, Hein & Associates LLP, for the years ended December 31, 2017 and 2016 were as follows:

	2017	2016
Audit fees	$138,239	$236,530
Audit related fees	17,590	15,600
Total audit and audit related fees	$155,829	$252,130
Tax fees	0	0
All other fees	0	0
Total Fees	$155,829	$252,130

Audit fees for Hein & Associates LLP for fiscal year 2017 and 2016 represent aggregate fees during the audit of the financial statements, interim reviews of the quarterly financial statements and consents and comfort letters.

On November 15, 2017, following the completion of the merger with Moss Adams, LLP, Hein & Associates, LLP (“Hein”) informed the Company of its resignation as the Company’s independent registered public accounting firm, effective immediately, which resignation was accepted by the audit committee of the Company's board of directors on November 16, 2017.

The reports of Hein on the financial statements of the Company for the past two fiscal years ended December 31, 2016 and 2015 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, with the exception of providing a qualification as to the Company’s ability to continue as a going concern in the Company's financial statements for the fiscal years ended December 31, 2016 and December 31, 2015.

The decision to accept the resignation of Hein was approved by the Company’s audit committee and board of directors.

Except as described below, during 2015 and 2016, the subsequent interim periods thereto, and through November 15, 2017, the date of Hein’s resignation, (a) the Company and Hein had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hein, would have caused Hein to make reference to the matter in their reports, and (b) there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

In its quarterly report to the audit committee dated August 15, 2017, Hein noted that the Company’s management and Hein had initially disagreed over the accounting for conversions of the Company’s Series K preferred stock into common stock. Ultimately, the Company’s management agreed with the accounting treatment proposed by Hein with respect to this issue, which was reflected in the Company’s financial statements filed in its Form 10-Q for the period ended June 30, 2017. Accordingly, the Company and Hein consider this matter to be resolved. The Company’s audit committee did discuss the subject matter of this disagreement with Hein.

The Company has authorized Hein to fully respond to the inquiries of any successor accountant concerning the subject matter of any disagreements.

On December 14, 2017, the Company’s audit committee and board of directors approved the engagement of Haynie & Company as our new independent registered public accounting firm to audit and review the Company’s financial statements.

Fees for audit and related services by our accounting firm, Haynie & Company, for the years ended December 31, 2017 and 2016 were as follows:

	2017	2016
Audit fees	$125,000	$0
Audit related fees	0	0
Total audit and audit related fees	$125,000	$0
Tax fees	0	0
All other fees	0	0
Total Fees	$125,000	$0

Audit fees for Haynie & Company for fiscal year 2017 represents aggregate fees for the 2017 annual audit of the financial statements.

During 2015, 2016, and 2017, the subsequent interim periods thereto, and through the filing date of this report neither the Company, nor someone on its behalf, has consulted Haynie regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that Haynie concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable event (within the meaning of Item304(a) of Regulation S-K and Item304(a)(1)(v) of Regulation S-K, respectively).

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee will pre-approve all audit services and non-audit services to be provided by our independent auditors before the accountant is engaged to render these services. The Audit Committee may consult with management in the decision making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the designees present the pre-approvals to the full committee at the next committee meeting. All audit and non-audit services performed by our independent accountants have been pre-approved by our Audit Committee to assure that such services do not impair the auditors’ independence from us.

Attendance at Annual Meeting
Representatives of Haynie and Company are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Accounting Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T (as superseded by Statement on Auditing Standards No. 114). The Audit Committee also has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountants the accountants’ independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017.
Respectfully submitted,
AUDIT COMMITTEE
Kim J. Huntley, Chairman
Amit Kumar
G. Thomas Marsh

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Overview

There are currently four members of our Board. Our Class 1 director is Dr. Amit Kumar. Our Class 2 directors are Kim J. Huntley and G. Thomas Marsh. Our Class 3 director is Victor Lee.

The term of Dr. Kumar is scheduled to expire at this Annual Meeting. Our Board has nominated Dr. Kumar to serve as our Class 1 director until the 2021 annual meeting; or until his successor is duly elected and qualified.

Nominees

Upon the recommendation of our Nominating and Governance Committee, the Board has nominated Dr. Kumar to serve as our Class 1 director until the 2021 annual meeting and until his successor is duly elected and qualified.

Vote Required

The affirmative vote of a majority of shares with voting power present in person or by proxy will be required to elect the director nominees.

Recommendation

The Board recommends that stockholders vote FOR the election of Dr. Kumar.

Unless marked otherwise, proxies received will be voted FOR the election of the director nominee.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF HAYNIE & COMPANY

Overview

The Audit Committee has engaged the registered public accounting firm of Haynie & Company as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2018. Haynie & Company audited our financial statements for the year ended December 31, 2017 and Hein & Associates LLP audited our financial statements for the year ended 2016. Please refer to “Principal Accountants” above for information about fees and services paid to Haynie & Company and Hein & Associates LLP in 2017 and 2016, and our Audit Committee’s pre-approval policies.

Representatives of Haynie & Company are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the shares with voting power present in person or by proxy will be required to ratify the appointment of Haynie & Company as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2018.

Recommendation

The Board recommends that shareholders vote “FOR” the proposal to ratify the appointment of Haynie & Company as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2018.

Unless marked otherwise, proxies received will be voted FOR ratification of Haynie & Company as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2018.

PROPOSAL 3 – NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Overview

Section 14A of the Securities Exchange Act requires public companies to conduct a separate stockholder advisory vote on executive compensation as disclosed in the Executive Compensation section of the annual proxy statement. While this advisory vote, commonly referred to as a “say-on-pay” vote, is non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation programs.

We urge stockholders to carefully read the Executive Compensation section of this proxy statement, which describes the executive compensation paid to our executive officers. Our Board of Directors and our Compensation Committee believe that the compensation paid to our executive officers is effective in achieving our compensation objectives.

In accordance with Section 14A of the Securities Exchange Act, we are asking stockholders to approve the following advisory resolution at the 2018 Annual Meeting:

RESOLVED, that the stockholders of Ascent Solar Technologies, Inc. approve, on an advisory basis, the compensation of the Company's executive officers as disclosed in the Executive Compensation section of the proxy statement for the Company's 2018 Annual Meeting.

Vote Required

The affirmative vote of a majority of shares with voting power present in person or by proxy will be required to approve the resolution.

Recommendation

The Board recommends that stockholders vote FOR the resolution. Unless marked otherwise, proxies received will be voted FOR the resolution.

PROPOSAL 4 – AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO AUTHORIZE A REVERSE STOCK SPLIT

General

Our Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval of a proposal to amend our Certificate of Incorporation to effect a Reverse Stock Split at any whole number ratio between, and inclusive of, one-for-100 (every 100 shares would be combined into one) and one-for-1,000 (every 1,000 shares would be combined into one). Approval of this Proposal will grant the Board of Directors the authority, without further action by the stockholders, to carry out the amendment to the Certificate of Incorporation at any time within one year after the date stockholder approval for the amendment is obtained, with the exact exchange ratio and timing of the Reverse Stock Split to be determined at the discretion of the Board of Directors. The decision whether and when to effect the Reverse Stock Split, and at what whole number ratio to effect the Reverse Stock Split, will be based on a number of factors, including market conditions, existing and anticipated trading prices for our common stock and the continued listing requirements of the OTC Market.

The Board of Directors reserves the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the amendment to the Certificate of Incorporation, even if the Reverse Stock Split has been authorized by our stockholders at the Annual Meeting. By voting in favor of the Reverse Stock Split, you are expressly also authorizing our Board of Directors to determine not to proceed with, and abandon, the Reverse Stock Split if it should so decide.

A sample form of the certificate of amendment relating to this Proposal, which we would file with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, is attached to this Proxy Statement as Annex A.

Background

Significant Increase in Outstanding Shares; Previous Reverse Stock Splits; Previous Authorized Share Increases

During the past several years, the Company has needed the ability to issue extremely large amounts of common stock in order to raise capital to fund ongoing operations. In order to enable the Company to issue such large amounts of common stock, the Company has previously implemented the following actions (after obtaining the required Board and stockholder approvals):

•	On June 7, 2014, the Company amended its certificate of incorporation to increase its number of authorized shares of common stock from 125 million to 250 million.

•
On August 26, 2014, the Company implemented a one-for-ten reverse common stock split, which reverse split reduced the number of our outstanding common shares but which did not reduce the number of our authorized shares of common stock (which remained at 250 million).

•	On October 27, 2014, the Company amended its certificate of incorporation to decrease its number of authorized shares of common stock from 250 million to 150 million.

•	On December 22, 2014, the Company amended its certificate of incorporation to increase its number of authorized shares of common stock from 150 million to 450 million.

•
On June 1, 2016, the Company implemented a one-for-twenty reverse common stock split, which reverse split reduced the number of our outstanding common shares but which did not reduce the number of our authorized shares of common stock (which remained at 450 million).

•	On August 15, 2016, the Company amended its certificate of incorporation to increase its number of authorized shares of common stock from 450 million to 2 billion.

•	On March 16, 2017, the Company amended its certificate of incorporation to increase its number of authorized shares of common stock from 2 billion to 20 billion.

These measures enabled the Company to issue a large number of shares of common stock to settle our obligations under our outstanding debt securities and convertible preferred stock by allowing us to issue shares rather than make payments in cash. These measures also enabled the Company to conduct multiple offerings of newly issued convertible and non-convertible securities in order to raise additional capital for operations. Issuing shares (rather than cash payments) to settle our obligations under our outstanding debt securities and convertible preferred stock has resulted in the very substantial dilution of stockholders over the past several years.

The very large number of shares of common stock issued over this time period is due primarily to the following factors:

•	The conversion price of many of our outstanding convertible securities being variable rather than fixed.

•	The conversion price of many of our outstanding convertible securities being set at a discount to the Company’s then current per share trading market price on the date of the conversion.

•
Certain of the conversion price formulas contained in the Company’s convertible securities being changed at various times pursuant to (i) adjustment or default provisions contained in the terms of the convertible securities or (ii) negotiated agreements between the Company and the holder of the convertible securities. These changes resulted in conversion price formulas that were more favorable to the holders of the convertible securities and more dilutive to common stockholders generally.

•	The continued decline in the per share market price of the Company’s common stock.

•
The conversion of large amounts of the Company’s outstanding convertible securities into common stock by the holders of such securities at increasingly lower conversion prices which occurred throughout the period as our stock price declined.

•
The sale of large amounts of common stock into the public markets by the holders of our convertible securities following such conversions. Such sales of large amounts of common stock into the public markets increased the downward pressure on the Company’s stock price.

The issuance of large amounts of common stock pursuant to the Company’s variable-priced convertible securities and other market factors resulted in a rapid decline in the market price of our common stock. This decline in market price resulted in a greater number of shares of common stock being issued to settle conversion and redemption obligations on many of these convertible securities. This downward pressure on our stock price was also amplified by the post-split market price effects of the one-for-twenty reverse stock split implemented in June 2016.

In order to illustrate the effect of these factors, the following table summarizes, as of the dates shown, (i) the number of our issued and outstanding common shares, (ii) the number of our authorized common shares, and (iii) our stock price.

Date	Actual Outstanding Common Shares Prior to 2016 Reverse Stock Split(1)	Actual Authorized Common Shares Prior to 2016 Reverse Stock Split(1)	Outstanding Common Shares As Adjusted For 2016 Reverse Stock Split(1)(2)	Actual Outstanding Common Shares After 2016 Reverse Stock Split(1)	Actual Authorized Common Shares(3)	Per Share Stock Price (1)(2)(4)
3/2/2016	210,129,421	450,000,000	10,506,471		450,000,000	$1.0500
5/26/2016	336,390,345	450,000,000	16,819,517		450,000,000	$0.4440
6/1/2016				16,826,057	450,000,000	$0.4900
8/1/2016				70,881,711	450,000,000	$0.0321
12/1/2016				282,883,931	2,000,000,000	$0.0071
2/2/2017				1,799,794,796	2,000,000,000	$0.0027
4/3/2017				2,561,968,275	20,000,000,000	$0.0016
8/1/2017				8,092,914,029	20,000,000,000	$0.0022
12/1/2017				9,130,824,134	20,000,000,000	$0.0010
4/2/2018				12,738,084,718	20,000,000,000	$0.0005

(1)	On June 1, 2016, the Company implemented a one-for-twenty reverse common stock split.

(2)	The share amounts and share prices for March 2, 2016 and May 26, 2016 have been retroactively adjusted to give effect to the June 1, 2016 one-for-twenty reverse common stock split.

(3)
The Company’s number of authorized common shares was 450,000,000 prior to the 2016 reverse stock split. The Company’s number of authorized common shares remained at 450,000,000 following the 2016 reverse stock split.

(4)	Last sale price as reported on the OTC Market.

Reasons for the Reverse Stock Split

Increase in the number of Authorized Common Shares Available for Future Issuance

The Board is recommending the Reverse Stock Split primarily to give the Company appropriate flexibility to issue shares of common stock in the future. The increased shares available for issuance would provide the Company greater flexibility to settle our obligations under our outstanding convertible notes and outstanding convertible preferred stock by allowing us to issue shares rather than make payments in cash. The additional shares would also permit the Company to issue shares for general corporate purposes and to provide for future corporate needs. The shares may be issued by the Board in its discretion, subject to any further stockholder action required in the case of any particular issuance by applicable law, regulatory agency, or under the rules of any stock exchange or stock market on which the Company’s common stock is then listed or traded.

The additional authorized shares of common stock would be issuable for any proper general corporate purposes, including issuances of shares (rather than cash payments) to settle our obligations on our outstanding convertible notes and outstanding convertible preferred stock, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, stock splits, stock dividends, issuance under current or future equity compensation plans, or for other general corporate purposes.

Other than issuing shares (in lieu of making cash payments) on our existing convertible notes and existing convertible preferred stock, there are no immediate agreements, plans, arrangements, commitments or understandings with respect to issuance of any of the additional shares of common stock that would be authorized by the proposed Reverse Stock Split. However, the Board believes that these additional shares will provide the Company with needed ability to issue shares in the future to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtaining stockholder approval for a particular issuance.

If the Reverse Stock Split is approved, it will increase the number of shares of common stock available for issuance to settle our outstanding convertible notes and convertible preferred stock. Absent the availability of shares of common stock, the Company would be forced to settle such outstanding convertible notes by payment of the outstanding principal and accrued interest in cash, if available. Further, the Company would be forced to redeem outstanding shares of convertible preferred stock for cash. If the Company does not have sufficient cash to make such payments on the outstanding convertible notes and outstanding convertible preferred stock, the Company would be unable to continue operations if it cannot otherwise negotiate the settlement of such obligations.

For this reason, the Board determined that the Reverse Stock Split would give the Company greater flexibility in settling these securities by increasing the number of shares of common stock available for issuance.

Since inception, we have incurred significant operating losses and anticipate that we will continue to incur losses for the foreseeable future. To fund ongoing operations, therefore, we will need to rely on additional financings of our equity and convertible debt securities. If the Reverse Stock Split is not approved by our stockholders, our future financing alternatives will be severely limited by the lack of unissued and unreserved authorized shares of common stock. If the Company does not have unissued and unreserved authorized shares of common stock sufficient to facilitate future offerings of our equity and convertible debt securities, the Company may be unable to raise the amount of working capital needed to continue operations.

In addition, our success depends in part on our continued ability to attract, retain and motivate highly qualified management and operations personnel, and if the Reverse Stock Split is not approved by our stockholders, the lack of unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities that the Compensation Committee of our Board deems appropriate could adversely impact our ability to achieve these goals. In short, the Board believes approval of this Proposal 4 is important to access the capital markets, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success.

The Company’s Amended and Restated Certificate of Incorporation currently authorizes the issuance of an aggregate of 20,000,000,000 shares of common stock. The proposed Reverse Stock Split would not increase or decrease the authorized number of shares of common stock that the Company is currently authorized to issue. The Reverse Stock Split would, however, reduce the number of common shares that the Company has outstanding, which would increase the number of authorized shares that would be available for issuance in the future.

The Company’s Amended and Restated Certificate of Incorporation also authorizes the issuance of 25,000,000 shares of preferred stock. The proposed Reverse Stock Split does not increase or decrease the number of shares of preferred stock that the Company is authorized to issue.

Increase Our Common Stock Price to a Level More Appealing for Investors.

We believe that the Reverse Stock Split could enhance the appeal of our common stock to the financial community, including institutional investors, and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid, or are less likely to be followed by institutional securities research firms. We believe that the reduction in the number of issued and outstanding shares of our common stock caused by the Reverse Stock Split, together with the anticipated increased stock price immediately following and resulting from the Reverse Stock Split, may encourage further interest in our common stock.

Potential Risks and Adverse Effects of the Proposed Reverse Stock Split

Dilution

The issuance in the future of additional shares of our common stock made available by the Reverse Stock Split may have the effect of diluting the earnings or loss per share and book value per share, as well as the ownership and voting rights of the holders of our then-outstanding shares of common stock. If the Reverse Stock Split is approved and implemented, our stockholders will experience significant dilution as a result of shares of common stock being issued pursuant to our outstanding convertible notes and outstanding convertible preferred stock. Further, due to our need to raise additional capital in order to fund continuing operations, our stockholders will also experience significant dilution as a result of shares of common stock being issued in connection with future financings that the Company may complete.

The Reverse Stock Split will dramatically increase the number of our authorized shares of common stock available for future issuance. A large amount of available shares of common stock could have adverse consequences, including but not limited to if the price of our common stock continues to decrease, the number of shares of common stock required to settle our variable-priced convertible notes and convertible preferred stock will continue to increase, and we may be required to issue a large number of shares of common stock to settle such conversions, which could massively dilute current stockholders, or if we run out of available authorized shares of common stock, we could be forced to make large cash payments, for which we may not have sufficient available capital.

Risks Associated with the Per Share Market Price of Our Common Stock and the Liquidity of Our Common Stock Following the Reverse Stock Split

The Board believes that the Reverse Stock Split will initially increase the price level of our shares of common stock. The Board, however, cannot predict the effect of the Reverse Stock Split upon the market price for our shares of common stock over the longer term. The history of similar reverse stock splits for companies in like circumstances has varied. The Company experienced a significant decline in its per share market price following the June 2016 1-for-20 reverse stock split, and it is possible that the Company could experience a similar decline in the per share market price in relation to this Reverse Stock Split if implemented.

The market price per share of common stock after the Reverse Stock Split may not rise in proportion to the reduction in the number of shares of common stock outstanding resulting from the Reverse Stock Split. If the market price of our shares of common stock declines after the Reverse Stock Split, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Additionally, the liquidity of the shares of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the implementation of the Reverse Stock Split.

Although the Board believes that a higher stock price may help generate the interest of new investors, the Reverse Stock Split may not result in a per-share price that will successfully attract certain types of investors and such resulting share price may not satisfy the investing guidelines of institutional investors or investment funds. Further, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the interest of new investors in the shares of our common stock. As a result, the trading liquidity of the shares of our common stock may not improve as a result of the Reverse Stock Split and there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above.

The Reverse Stock Split could be viewed negatively by the market and other factors, such as those described above, may adversely affect the market price of the shares of our common stock. Consequently, the market price of the post-Reverse Stock Split shares may not increase in proportion to the reduction of the number of shares of our Common Stock outstanding before the implementation of the Reverse Stock Split.

Possible Anti-Takeover Implications of the Reverse Stock Split

An increase in the number of authorized but unissued shares of our common stock due to the Reverse Stock Split may have a potential anti-takeover effect, as our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders, seeking to control us. Further, the ability to issue our shares of Common Stock at a lower price may afford the Company added flexibility to deter a potential takeover of the Company by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Board’s desires at a very low price. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of Common Stock compared to the then-existing market price. The Reverse Stock Split is not being recommended by our Board as part of an anti-takeover strategy. The Company has no intent or plan to employ the additional unissued authorized shares as an anti-takeover device.

Principal Effects of the Reverse Stock Split

Reduction of Shares Held by Our Stockholders.

After the effective date of the Reverse Stock Split, each stockholder will own fewer shares of our common stock. However, the Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company. For example, a holder of two percent of the voting power of the outstanding shares of common stock immediately prior to the Reverse Stock Split would continue to hold two percent of the voting power of the outstanding shares of common stock immediately after the Reverse Stock Split. The number of stockholders of record will not be affected by the Reverse Stock Split. In addition, because the current number of shares of authorized common stock will not be adjusted, the Reverse Stock Split will result in an increase in the authorized, but unissued, shares of common stock as a percentage of total authorized shares.

Change in Number and Exercise Price of Outstanding Options and RSUs.

Under the terms of our 2005 Stock Option Plan, as amended, and our 2008 Restricted Stock Plan, as amended, the administrator will make appropriate adjustments to the maximum number of shares that may be issued under the plans, the number of shares subject to outstanding awards and the exercise prices relating to awards.

Change in Conversion Prices and Other Terms Relating to our Preferred Stock, Senior Secured Convertible Notes and Warrants.

We currently have outstanding shares of our preferred stock, convertible notes and also warrants to purchase common stock. Such preferred shares, notes and warrants (under certain circumstances) are convertible into or exercisable for our common stock at a fixed conversion or exercise price. Such preferred shares, notes and warrants also have other features and adjustments which are tied to the market price of our common stock. The governing documents for such preferred stock, notes and warrants contain provisions that will automatically make ratable adjustments to the conversion and exercise prices and other price-related provisions in the event of a reverse stock split.

Reduction in Number of Outstanding Shares; Increase in Number of Authorized and Unreserved Shares Available for Future Issuance.

The Reverse Stock Split will reduce the total number of outstanding shares of common stock by the exchange ratio determined by the Board in its discretion and it will apply automatically to all shares of our common stock, including shares issuable upon the exercise of outstanding convertible securities, warrants, stock options and RSUs.

Based on 14,186,509,555 shares of Common Stock outstanding as of April 25, 2018, the principal effects of the Reverse Stock Split will be that the number of shares of our Common Stock issued and outstanding will be reduced from 14,186,509,555 shares as of April 25, 2018 to a range of 141,865,096 shares (if a 1-for-100 ratio is chosen) to 14,186,510 shares (if a 1-for-1,000 ratio is chosen), depending on the exact exchange ratio chosen by the Board and without giving effect to any rounding up of fractional shares.

The table below sets forth, as of April 25, 2018 and for illustrative purposes only, certain effects of the potential ratios of 1-for-100 and 1-for-1000, including our total outstanding Common Stock equivalents (without giving effect to the treatment of fractional shares).

	Current	1-For-100 Reverse Stock Split Ratio	1-For-1,000 Reverse Stock Split Ratio
Authorized common stock	20,000,000,000	20,000,000,000	20,000,000,000
Common stock outstanding	14,186,509,555	141,865,096	14,186,510
Common stock issuable upon exercise of outstanding options	70,506	706	71
Common stock issuable upon exercise of options available for future grant	195,883	1,959	196
Common stock issuable upon exercise of restricted stock available for future grant	518,388	5,184	519
Common stock issuable upon conversion of outstanding Series A preferred shares (1)(2)(3)(4)	997,411,000	9,974,110	997,411
Common stock issuable upon conversion of outstanding Series K preferred shares (1)(2)(4)	702,500,000	7,025,000	702,500
Common stock issuable upon conversion of outstanding St. George Convertible Note (2)(3)(4)	7,129,629,667	71,296,297	7,129,630
Common stock issuable upon conversion of outstanding Global Ichiban Promissory Note (1)(2)(3)(4)(5)	19,713,942,982	197,139,430	19,713,943
Common stock issuable upon conversion of outstanding BayBridge Promissory Note (1)(2)(3)(4)(5)	1,457,545,139	14,575,452	1,457,546
Common stock Issuable upon conversion of outstanding Seow Convertible Note (1)(2)(3)(4)	1,475,509,805	14,755,099	1,475,510
Common stock reserved for issuance upon exercise of outstanding warrants (2)(3)(4)	700,000,000	7,000,000	700,000
Total outstanding and issuable common shares (1)(2)(3)(4)(5)	46,363,832,925	463,638,333	46,363,836
Common stock authorized and available (potential shortfall) for future issuances (1)(2)(3)(4)(5)	(26,363,832,925)	19,536,361,667	19,953,636,164

(1)
Includes additional shares of common stock which may be issued under certain circumstances to pay make whole dividend and interest amounts due on our preferred shares and convertible notes if we elect to pay such amounts in shares rather than cash.

(2)
The share amounts shown as being potentially issuable are current estimates. The number of shares that would actually be issued by the Company could be less or more than the amounts shown based upon a number of factors, including the then current trading market price for the Company’s common stock. These convertible securities, with the exception of the Series K Preferred Stock, have a variable conversion price that is based upon a discount to the Company’s common stock trading price as of the time of conversion. Accordingly, the number of potentially issuable shares will increase or decrease, respectively, as the trading market price for the common stock decreases or increases. The estimated amounts shown above have been calculated (i) assuming that common stock would be issued by the Company (in accordance with and after giving effect to various discounted and other applicable pricing provisions of the applicable contracts) as of April 25, 2018 and (ii) using the Company’s per share closing market price on the OTC Market of $0.0003 on April 25, 2018.

(3)
The share amounts shown above also assume the maximum number of common shares that could be issued under the applicable contracts. The applicable contracts contain a number of ownership cap restrictions that limit the numbers of shares that could be issued in any particular time period or under any particular set of circumstances. The share estimates above do not give effect to those contractual restrictions.

(4)
The issuable share amounts shown in the 1-for-100 column and the 1-for-1,000 column assume that the Company’s per share stock price would be ratably increased by the amount of the assumed Reverse Stock Split ratio shown in the column. The number of shares actually issuable at any time following the implementation of the Reverse Stock Split would vary based upon the actual market trading for the shares of Common Stock in effect from time to time.

(5)	The issuable share amounts shown assume the Company would elect to fulfill redemptions in shares in lieu of cash. These promissory notes are not convertible at the option of the holder.

As reflected in the table above, the number of authorized shares of our common stock will not be reduced by the Reverse Stock Split. Accordingly, the Reverse Stock Split will have the effect of significantly increasing the authorized, but unissued, shares of our common stock as a percentage of total authorized shares. These shares may be used by us for various purposes in the future without further stockholder approval (subject to applicable OTC or other exchange listing rules), including, among other things, financings, strategic partnering arrangements, equity incentive plans, acquisitions of assets or businesses, stock splits or stock dividends.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If this Proposal is approved by our stockholders and if our Board of Directors concludes that the Reverse Stock Split is in the best interests of the Company and its stockholders on a date within one year after stockholder approval is obtained, our Board of Directors will cause the Reverse Stock Split to be implemented at the whole number ratio between 1-for-100 and 1-for-1,000 as selected by our Board of Directors in its sole discretion. We will file an amendment to our Certificate of Incorporation with the Delaware Secretary of State at such time as our Board of Directors deems appropriate. The amendment will become effective on the date that it is filed (the “Effective Date”).

As soon as practicable after the Effective Date, stockholders will be notified that the Reverse Stock Split has been effected. We will retain an exchange agent (the “Exchange Agent”) for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the Exchange Agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to the Company’s stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered to the Exchange Agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Stockholders whose shares are held in book-entry form do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the Reverse Stock Split. Beginning on the Effective Date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

After the Effective Date, our common stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described above.

No Going Private Transaction

The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following the Reverse Stock Split, the Company will continue to be subject to the periodic reporting requirements of the Exchange Act.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares will be entitled to rounding up of their fractional share to the nearest whole share.

Accounting Matters

The Reverse Stock Split will not affect the common stock capital account on our balance sheet. As of the Effective Date, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the selected exchange ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. In future financial statements, we will restate net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split to give retroactive effect to the Reverse Stock Split. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of material United States federal income tax consequences of the Reverse Stock Split to holders of our common stock. Except where noted, this summary deals only with our common stock that is held as a capital asset.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and United States Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below.

This summary does not address all aspects of United States federal income taxes that may be applicable to holders of common stock and does not deal with non-U.S., state, local or other tax considerations that may be relevant to stockholders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a dealer in securities or currencies; a financial institution; a regulated investment company; a real estate investment trust; an insurance company; a tax-exempt organization; a person holding shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle; a trader in securities that has elected the mark-to-market method of accounting for your securities; a person liable for alternative minimum tax; a person who owns or is deemed to own 10% or more of our voting stock; a partnership or other pass-through entity for United States federal income tax purposes; a person whose “functional currency” is not the United States dollar; a United States expatriate; a “controlled foreign corporation”; or a “passive foreign investment company”).

We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary. No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the federal income tax consequences to stockholders as a result of the Reverse Stock Split.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your own tax advisors.

We believe that the Reverse Stock Split, if implemented, would be a tax-free recapitalization under the Code. If the Reverse Stock Split qualifies as a tax-free recapitalization under the Code, then, generally, for United States federal income tax purposes, no gain or loss will be recognized by the Company in connection with the Reverse Stock Split, and no gain or loss will be recognized by stockholders that exchange their shares of pre-split common stock for shares of post-split common stock. The post-split common stock in the hands of a stockholder following the Reverse Stock Split will have an aggregate tax basis equal to the aggregate tax basis of the pre-split common stock held by that stockholder immediately prior to the Reverse Stock Split. A stockholder’s holding period for the post-split common stock generally will be the same as the holding period for the pre-split common stock exchanged therefor.

Discretionary Authority of the Board of Directors to Abandon Reverse Stock Split

The Board of Directors reserves the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the amendment to the Certificate of Incorporation, even if the Reverse Stock Split has been authorized by our stockholders at the Annual Meeting. By voting in favor of the Reverse Stock Split, you are expressly also authorizing our Board of Directors to determine not to proceed with, and abandon, the Reverse Stock Split if it should so decide.

No Dissenter’s Rights

Under applicable Delaware law, our stockholders are not entitled to dissenter’s rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

Directors’ Recommendation

The affirmative vote of a majority of all issued and outstanding shares of common stock is required to approve the Reverse Stock Split at the Annual Meeting. If you abstain from voting on this proposal to approve the Reverse Stock Split, it will have the same effect as a vote “AGAINST” the proposal. Your vote is therefore extremely important.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

Please Note: This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by that section. Such statements include, but are not limited to, all statements as to expectation or belief and statements as to the future trading price and liquidity of our common stock, whether traded on the OTC Market or otherwise; our future results of operations; our ability to satisfy the listing requirements of OTC; the prospect for analyst coverage; and financing needs, as well as assumptions relating to the foregoing. The words “anticipate,” “believe,” “expect,” “may,” “plan,” “will,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

These forward-looking statements are not guarantees of future performance. All forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors identified from time to time in our SEC reports, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

PROPOSAL NO. 5 - ADJOURNMENT PROPOSAL

Overview

If at the Annual Meeting the number of shares of common stock present or represented and voting in favor of the Reverse Stock Split is insufficient to approve the Reverse Stock Split, management may move to adjourn, postpone or continue the Annual Meeting in order to enable the Board to continue to solicit additional proxies in favor of the Reverse Stock Split.

In this Adjournment Proposal, we are asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning, postponing or continuing the Annual Meeting and any later adjournments. If the stockholders approve the Adjournment Proposal, we could adjourn, postpone or continue the Annual Meeting, and any adjourned session of the Annual Meeting, to use the additional time to solicit additional proxies in favor of the Reverse Stock Split. Among other things, approval of the Adjournment Proposal could mean that, even if proxies representing a sufficient number of votes against the Reverse Stock Split have been received, we could adjourn, postpone or continue the Annual Meeting without a vote on the Reverse Stock Split and seek to convince the holders of those shares to change their votes to votes in favor of the Reverse Stock Split.

Required Vote

The Adjournment Proposal will be approved if a majority of the shares of common stock present in person or by proxy at the Annual Meeting votes FOR the proposal. Accordingly, abstentions, if any, will be counted as votes AGAINST the Adjournment Proposal. No proxy that is specifically marked AGAINST the Reverse Stock Split will be voted in favor of the Adjournment Proposal, unless it is specifically marked FOR the discretionary authority to adjourn, postpone or continue the Annual Meeting to a later date.

Recommendation

The Board believes that if the number of shares of common stock present or represented at the Annual Meeting and voting in favor of the Reverse Stock Split is insufficient to approve such proposals, it is in the best interests of the stockholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment.

RECOMMENDATION OF THE BOARD OF DIRECTORS FOR PROPOSAL NO. 5:

THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO AUTHORIZE THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE REVERSE STOCK SPLIT.

ANNUAL REPORT ON FORM 10-K
On March 29, 2018, we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with the SEC. A copy of the Annual Report has been sent or made available concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Our financial statements and management’s discussion and analysis of financial condition and results of operations are incorporated by reference to our Annual Report.

STOCKHOLDER PROPOSALS
Stockholders may present proposals for action at a future meeting if they comply with SEC rules, state law and our Bylaws.
Stockholder Proposals to be Included in the Proxy Statement
To be considered for inclusion in our proxy materials for the 2018 Annual Meeting of Stockholders, a stockholder proposal must be received in writing at our offices, 12300 Grant Street, Thornton, Colorado 80241, no later than [ ], 2018.
Stockholder Proposals Not to be Included in the Proxy Statement
If you wish to make a stockholder proposal at the 2019 Annual Meeting of Stockholders that is not intended to be included in our proxy materials for that meeting, you generally must provide appropriate notice to us in the manner specified in our Bylaws between [ , 2019] and [ , 2019]. Furthermore, a proxy for our 2019 Annual Meeting of Stockholders may confer discretionary authority to vote on any matter not submitted to us by [ , 2019].

OTHER BUSINESS
We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, the persons named as proxies intend to vote the shares they represent as the Board may recommend.
BY ORDER OF THE BOARD OF DIRECTORS

___________________________________
Victor Lee
President and Chief Executive Officer
[ ], 2018
Thornton, Colorado

Annex A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ASCENT SOLAR TECHNOLOGIES, INC.

Ascent Solar Technologies, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”) to combine each [____] outstanding shares of the Corporation’s Common Stock, par value $.0001 per share (the “Common Stock”), into one (1) validly issued, fully paid and non-assessable share of Common Stock; and (ii) declaring this Amendment to be advisable, submitted to and considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and recommended for approval by the stockholders of the Corporation.

SECOND: That this Amendment was duly adopted in accordance with the terms of the Certificate of Incorporation and the provisions of Section 242 of the DGCL by the Board of Directors and stockholders of the Corporation.

THIRD: That the capital of the Corporation shall not be reduced under or by reason of this Amendment.

FOURTH: That upon the effectiveness of this Amendment, the Certificate of Incorporation is hereby amended such that the following paragraph shall be added after the first paragraph of ARTICLE 4 of the Certificate of Incorporation:

As of 5:00 p.m. (eastern time) on [ , ] (the “Effective Time”), each [____] shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $.0001 per share. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by Victor Lee, its President, this [___] day of [__________], 201_.

ASCENT SOLAR TECHNOLOGIES, INC.

By:
Name:	Victor Lee
Title:	President

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on [ ], 2018.

Vote by Internet
		•	Log on to the Internet and go to www.investorvote.com/ASTI
		•	Follow the steps outlined on the secured website.

Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Follow the instructions provided by the recorded message.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — Board of Directors recommends a vote FOR the following nominees in Proposal 1 and FOR Proposals 2, 3, 4 and 5.
1	To elect one Class 1 director to serve until the 2021 annual meeting of stockholders and until their successors have been elected and qualified

01- Dr. Amit Kumar

	☐	For ALL	☐	Withhold ALL	☐	Withhold Authority to vote for any individual nominee. Write number(s) of nominee(s) below. Use number only.

						For	Against	Abstain
2	To ratify the Audit Committee’s appointment of Haynie & Company as our independent registered public accounting firm for the year ending December 31, 2018.					☐	☐	☐
						For	Against	Abstain
3	Non-binding advisory approval of the compensation of our executive officers.					☐	☐	☐
						For	Against	Abstain
4	To approve an amendment to the Company's certificate of incorporation to authorize a reverse stock split of the Company's issued and outstanding common stock (the "Reverse Stock Split").					☐	☐	☐
						For	Against	Abstain
5	To authorize an adjournment of the Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the Reverse Stock Split.					☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.				Signature 1 — Please keep signature within the box.		Signature 2 — Please keep signature within the box
/ /

01BVLB

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — ASCENT SOLAR TECHNOLOGIES, INC.
12300 North Grant Street
Thornton, CO 80241
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON [ ], 2018
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Victor Lee and Carey Schroeder, and each of them individually, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of Ascent Solar Technologies, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ascent to be held on, [ ], 2018, at 2:00 p.m., Mountain time, at the corporate office of Ascent Solar Technologies, Inc., 12300 Grant Street, Thornton, CO 80233, and at any adjournment thereof (the “Annual Meeting”), upon matters properly coming before the meeting.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEE IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, 4, and 5 AND AT THE DISCRETION OF YOUR PROXY ON ANY OTHER MATTER THAT MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Continued and to be dated and signed on reverse side.